UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SOLERA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.	Jason M. Brady
7 Village Circle, Suite 100	Secretary
Westlake, Texas 76262

November 5, 2013

Re:	Supplemental Information Related to Proposal No. 3 – approval of a non-binding advisory vote on the compensation of Solera’s named executive officers (“say-on-pay”)

Dear Investor:

The following information relates to the proxy statement (the “Proxy Statement”) of Solera Holdings, Inc. (the “Company”, “us” “our” or “we”), dated October 4, 2013, furnished to stockholders of the Company in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2013 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”). All capitalized terms used in this letter and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. The information set forth in this letter is in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules and as set forth in the Proxy Statement.

Our Board (and the Compensation Committee of our Board (the “Compensation Committee”)) believes that our compensation policies and procedures are centered on a pay–for–performance culture and are strongly aligned with the long-term interests of our stockholders. Following the announcement of Mission 2020 in fiscal year 2013, our Compensation Committee determined that it would be in the best interests of the Company and our stockholders to provide substantial, multi-year, non-qualified stock option equity incentive awards (the “Mission 2020 Awards”) to our named executive officers (the “NEOs”) to make the commitment and put forth the significant, incremental, long-term effort necessary for the Company to successfully complete Mission 2020.

Our stockholders have provided us with feedback regarding the design elements of the Mission 2020 Awards. This feedback includes: comments that most of our performance-based executive compensation elements are tied to the achievement of the same financial metric – Adjusted EBITDA; and recommendations that we consider other financial metrics as vesting hurdles for the performance-based Mission 2020 Awards (the “Performance-Based Awards”), which metrics support the growth required for Mission 2020.

In response to this feedback, our Compensation Committee has committed to consider incorporating a return on invested capital metric (“ROIC”) as a vesting hurdle for the Performance-Based Awards. In due course, the Compensation Committee will consider the following aspects of this vesting hurdle: the specific methodology for calculating ROIC; the ROIC target that must be achieved to trigger vesting of the Performance-Based Awards; whether the ROIC vesting hurdle will be in addition to or in lieu of the Adjusted EBITDA vesting hurdle or the TSR vesting hurdle; and additional considerations that will fortify the alignment between the long-term interests of our stockholders and providing meaningful long-term incentive compensation to our NEOs.

The approval of any amendment to the Performance-Based Awards would be solely at the discretion of the Compensation Committee, apply to the Performance-Based Awards held by all of the NEOs, including the CEO, and comply with the terms of our 2008 Omnibus Incentive Plan. Any amendment would also incorporate stockholder feedback that we may seek prior to approval of any amendment to the awards.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 3.

Sincerely,

/s/ Jason M. Brady
Jason M. Brady
Secretary

This information is being provided to certain stockholders in addition to the Proxy Statement, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Annual Meeting by giving new voting instructions as described in more detail in both the Proxy Statement and in any supplement to the Proxy Statement filed with the Securities and Exchange Commission and made available to stockholders.